CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Kinetics Mutual Funds, Inc. with respect to the filing of the Prospectus and Statement of Additional Information for The Tactical Paradigm Fund, a series of Kinetics Mutual Funds, Inc.

/s/TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
December 29, 2009